UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 28, 2015

CONVERGYS CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-14379	31-1598292
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 East Fourth Street Cincinnati, Ohio	45202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 723-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Effective January 28, 2015, the Board of Directors of Convergys Corporation (the “Company”), at the recommendation of the Governance and Nominating Committee, increased the number of directors to 10 and appointed Cheryl K. Beebe as a director for a term expiring at the 2015 annual meeting of shareholders. Ms. Beebe also will serve on the Board’s Audit Committee.

Ms. Beebe, 59, is retired Executive Vice President and Chief Financial Officer of Ingredion Incorporated, a leading global provider of ingredient solutions to diversified industries. She served in this role from 2010 to 2014. She previously served as Chief Financial Officer from 2004 to 2014.

Ms. Beebe currently serves on the Board of Directors of Packaging Corporation of America (NYSE:PKG), a box manufacturer for conventional shipping containers, custom-printed corrugated boxes, custom packaging, and retail displays.

The Company is not aware of any arrangement or understanding between Ms. Beebe and any other person pursuant to which Ms. Beebe was selected as a director. Neither Ms. Beebe nor any of her immediate family members has been a party to any transaction or currently proposed transaction with the Company that is reportable under Item 404(a) of Regulation S-K. In connection with her election to and service on the Board of Directors, Ms. Beebe will be paid in accordance with the Company’s standard compensation arrangements for non-employee directors, which are described under “Director Compensation” in the Company’s proxy statement dated March 13, 2014 for the Company’s 2014 annual meeting of shareholders. In accordance with such compensation arrangement and subject to the provisions of the Convergys Corporation Amended and Restated Long Term Incentive Plan, time-based restricted stock units with a fair market value equivalent to $100,000 will be granted to Ms. Beebe.

On January 28, 2014, the Company issued a press release with respect to the appointment of Ms. Beebe as a director, a copy of which is attached hereto as Exhibit 99.1 and incorporated by reference herein.

(e) On January 28, 2015, the Compensation and Benefits Committee of the Board of Directors of the Company approved new form award agreements to be used for future awards of performance restricted stock units (“PRSUs”) and time-based restricted stock units (“TRSUs”) to our executive officers under the Company’s Amended and Restated Long Term Incentive Plan. The PRSUs provide participating executives with the opportunity to receive common shares after the end of a three-year performance period based on the extent to which the Company achieves applicable performance objectives established by the Compensation and Benefits Committee. The TRSUs provide participating executives with the opportunity to receive common shares based on continued employment through the first, second and third anniversaries of the date of grant.

Any PRSUs and TRSUs granted using the new form award agreements will be subject to “double-trigger” vesting in the event of a change of control of the Company, as described below.

The new form award agreements provide that in the event of a change of control of the Company, the PRSUs and TRSUs would be converted to cash awards that would vest and be paid (together with dividend equivalents for dividends paid prior to the change of control) in accordance with the original vesting schedule of each award, or, if earlier, upon the executive’s death or disability, the termination of the executive’s employment by the Company without good cause, or the executive’s termination of employment for good reason. For PRSUs, the amount of the cash award described above would be based on the Company’s actual achievement of performance objectives prior to the change of control, except that the cash amount would be based on the “target” number of PRSUs if the change of control occurs during the first year of the three-year performance period.

Other than with respect to the treatment of the awards in connection with a change of control of the Company as described above, the new form PRSU and TRSU award agreements are substantially similar to the Company’s existing PRSU and TRSU award agreements for outstanding awards.

The description above is qualified in its entirety by reference to the full text of the new form PRSU award agreement and the new form TRSU award agreement, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description

99.1	Convergys Corporation Press Release, dated January 28, 2015

10.1	Form of Performance Restricted Stock Unit Award Agreement

10.2	Form of Time-Based Restricted Stock Unit Award Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONVERGYS CORPORATION

By:	/s/ Jarrod B. Pontius
Jarrod B. Pontius
Senior Vice President, General Counsel and Corporate Secretary

Dated: January 28, 2015

EXHIBIT INDEX

Exhibit No.	Description

99.1	Earnings Release of Convergys Corporation dated January 28, 2015

10.1	Form of Performance Restricted Stock Unit Award Agreement

10.2	Form of Time-Based Restricted Stock Unit Award Agreement